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                                                                  EXHIBIT (a)(9)


CONTACT: Joseph D. Vecchiolla, President and Chief Operating Officer Applied Graphics Technologies, Inc.
          (212) 716-6730


          APPLIED GRAPHICS TECHNOLOGIES ANNOUNCES APPROVALS PERMITTING REDEMPTION OF SUBORDINATED NOTES AND PREFERENCE SHARES, AND
                         AMENDMENT TO CREDIT AGREEMENT

NEW YORK, JULY 15, 2003 - Applied Graphics Technologies, Inc. (AMEX: AGD) announced today that, at extraordinary meetings held on July 11, 2003, holders of its Subordinated Notes and stockholders of its U.K. subsidiary, Wace Group Limited, approved amendments to financing and corporate documents, respectively, necessary to permit redemption of all of the subordinated notes and all of Wace's outstanding Preference Shares (other than those held by Applied Graphics Technologies (UK) Limited). In June 2003, Applied Graphics announced that it had entered into an Agreement and Plan of Merger with affiliates of funds managed by Kohlberg & Co., LLC. In accordance with the Merger Agreement, the common stock of Applied Graphics is the subject of a tender offer by affiliates of Kohlberg that will expire, unless earlier terminated or extended, on July 18, 2003. These approvals satisfied certain conditions to the consummation of the tender offer. No assurances can be given, however, that other yet to be satisfied conditions to the tender offer will be satisfied or waived by the bidder.

Applied Graphics also announced that it has entered into an amendment to its senior credit agreement with its senior lenders. The amendment extends from July 15, 2003 until July 28, 2003 the date by which Applied Graphics must complete a restructuring or recapitalization. The tender offer and merger are part of a planned comprehensive recapitalization of Applied Graphics, including a restructuring of the senior debt. In connection with this restructuring, each of Applied Graphics' senior lenders has agreed, subject to certain conditions, to cancel all of Applied Graphics' obligations under the credit agreement in exchange for payments at a substantial discount from the amounts owed thereunder.

Applied Graphics provides digital media asset management services across all forms of media, including print, broadcast, and the Internet and is a leading application service provider for the on-line management of brands. Applied Graphics offers a variety of digital imaging and related services to major corporations, which include magazine and newspaper publishers, advertisers and their agencies, entertainment companies, catalogers, retailers, and consumer goods and packaging companies. From locations across the United States, the United Kingdom, and Australia, Applied Graphics supplies a complete range of services that are tailored to provide solutions for specific customer needs, with a focus on improving and standardizing the management and delivery of visual communications for clients on a local, national, and international basis. Additionally, Applied Graphics provides a wide range of advertising and marketing-related creative services for customers, primarily in retailing.

Founded in 1987, Kohlberg & Co., LLC is a leading U.S. private equity firm with offices in New York and California. The firm has completed more than 30 buyout investments and over 60 add-on acquisitions, representing value in excess of $4 billion. Kohlberg & Co. and its affiliates currently manage more than $2.5 billion in investment capital.

Certain statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements

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are inherently subject to known and unknown risks, uncertainties, and other factors that may cause actual results, performance or achievements of Applied Graphics to be materially different from those expected or anticipated in the forward-looking statements. Such factors, some of which are described in the Applied Graphics' SEC filings, including its Quarterly Reports on Forms 10-Q and its Annual Report on Form 10-K, are difficult to predict. Readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this release. Applied Graphics undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

An affiliate of Kohlberg has commenced the Tender Offer for shares of Applied Graphics common stock and has filed with the Securities and Exchange Commission a Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents, and Applied Graphics has filed a solicitation/recommendation statement on Schedule 14D-9. Shareholders should read the offer to purchase and solicitation/recommendation statement and the Schedule TO and related exhibits as well as any amendments thereto, as they contain important information about the Tender Offer. Shareholders can obtain these documents free of charge from the U.S. Securities and Exchange Commission's website at www.sec.gov or from either Purchaser by directing a request to Kohlberg & Co., LLC, 111 Radio Circle, Mount Kisco, New York 10549, or from Applied Graphics, by directing a request to Applied Graphics Technologies, Inc., 450 West 33rd Street, New York, New York 10001, Attention:
Corporate Secretary.


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